Stan J.H. Lee, CPA 2160 North Central Rd, Suite 209t Fort Lee t NJ 07024 P.O. Box 436402 tSan Diego t CA t 92143 619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and management

of Lion Lam Diamond Inc.

We have reviewed the accompanying consolidated balance sheet of Lion Lam Diamond Inc. as of March 31, 2011, and the related statements of operations, changes in stockholders’ equity and cash flows for the three months then ended. These financial statements are the representation of the management .

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) , the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the note to the financial statements, the Company has not established sufficient source of revenue to cover its operating costs and losses from operations raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stan J.H. Lee, CPA

__________________

Stan J.H. Lee, CPA

June 20, 2011

Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board

Member of New Jersey Society of CPAs

Registered with Canadian Public Accountability Board